EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 26, 2002 relating to the financial statements and financial statement schedule of NUI Corporation, which appears in NUI Corporation's Annual Report on Form 10-K/A for the year ended September 30, 2002.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 28, 2003